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                                                                    EXHIBIT 99.2

            IXC and Major ISP Sign $265 Million Capacity Agreement:
         IXC's State of the Art Network Helps Leading Internet Backbone
                    Provider Stay Ahead of Customer Demands

                     Business Editors and Computer Writers

     AUSTIN, Texas--(BUSINESS WIRE)--April 17, 1998--IXC Communications (NASDAQ:IIXC), which recently completed the nation's first new coast-to-coast fiber network in more than a decade today announced a 5-year, $265 million order to provide capacity to a major Internet service provider. The customer, a global leader in Internet communications, will use IXC's state-of-the-art network for OC-X services nationwide. This initial OC-X service order, together with a previously announced transaction to provide 10,000 miles of OC-48 capacity to another nationwide Internet Service provider, underscores IXC's network capabilities in providing the high speed, high capacity bandwidth for the escalating demands of the Internet industry.

     "IXC is pleased to add this highly reputable Internet service provider to its growing list of high profile customers," said Benjamin Scott, president and CEO of IXC. "IXC's technologically advanced network will enable this company to always be a step ahead of customer demand for high-speed Internet backbone communications. While this order represents a significant increment of bandwidth capacity for this customer, it will require only a fraction of the network capacity IXC is currently bringing to the marketplace."

     IXC's transcontinental network covers more than 12,000 route miles and, when completed next year, will include over 20,000 digital route miles, and more than 410,000 fiber miles. The company recently completed the network's New York-to-Los Angeles segment, representing the first new coast-to-coast fiber network any carrier has built in a decade.

     Engineered to exceed 99.98% availability, the network is monitored by one of the most modern computerized systems in the industry. The IXC Network Control Center in Austin is staffed 24 hours a day, seven days a week. Continuous self-diagnosis and early warning systems allow IXC to detect and correct potential trouble before transmission integrity is affected.

     IXC's completed network offering incorporates state-of-the-art fiber optic and optronic technologies to give customers access to cost-effective private line, switched, broadband and Internet services today. For example, non-zero dispersion shifted fiber maximizes bandwidth and supports the most advanced multiplexing technologies, while SONET rings provide increased reliability, and ATM and Frame Relay technologies address the booming demand for advanced data services.

     IXC's network-based delivery solutions are designed to address the speed and capacity requirement of the global communications market. Having completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.

CONTACT:  IXC Communications
          James F. Guthrie, 512/427-3757 (investor contact) jguthrie@ixc-comm.comm

or

          Melissa Jackson, 512/231-5247 (media contact) mjackson@ixc-comm.com